Exhibit 23


                        Consent of Independent Auditors




The Board of Directors
Markel Corporation

We consent to incorporation by reference in Registration Statements No. 33-28921, No. 33-46706 and No. 33- 61598 on Form S-8 of Markel Corporation of our reports dated February 7, 1996, relating to the consolidated balance sheets of Markel Corporation and subsidiaries (the "Company") as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and the related financial statement schedules, which reports are included or incorporated by reference in the Company's 1995 annual report on Form 10-K. Our reports refer to the adoption by the Company of the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities.


KPMG Peat Marwick LLP

Richmond, Virginia
March 22, 1996

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